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                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

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                                                Commission only (as permitted by
                                                Rule 14a-6(e)(2)).

     [ ] Definitive proxy statement.

     [X] Definitive additional materials.

     [ ] Soliciting material pursuant to Rule 14a-12

                           Windland Electronics, Inc.
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                (Name of Registrant as Specified in Its Charter)

   Dyna Technology, Inc., and the Winland Shareholders' Protective Committee,
         consisting of Ralph I. Call, James J. Kamp, Thompson H. Davis,
                        Robert L. Ring, Gerald E. Brown
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    (Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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                            RALPH I. CALL, CHAIRMAN
                   WINLAND SHAREHOLDERS' PROTECTIVE COMMITTEE
                           C/O DYNA TECHNOLOGY, INC.
                            225 SOUTH CORDOVA AVENUE
                               LECENTER, MN 56057

                    COMMITTED TO PROTECTING YOUR INVESTMENT
                    WITH OUR TALENT AND BUSINESS EXPERIENCE.

December 10, 2001

Dear Fellow Shareholders:

     We want to clarify some of the statements we made in our letter to you dated November 28, 2001.

     In that letter, we told you that representatives of the Winland Shareholders' Protective Committee (the "Committee") met with the Board of Directors (the "Board") of Winland Electronics, Inc. (the "Company") on August 30, 2001. We found that no dialogue was possible with the Board; the Board rejected each and every proposal we offered. We suggested that the results of the Shareholder vote at the August 21, 2001 special meeting of shareholders of the Company (the "Special Meeting") be used as a guide to reconstitute a seven member Board, leaving the incumbents in control with four members and giving a significant voice to shareholders by seating three Committee members on the Board. The Board flatly rejected our proposal, and instead proposed to offer a seat on the Board to Paul Holzhueter. The Board's offer was not explicitly made conditional on Mr. Holzhueter's resignation from the Committee, but it was made to the exclusion of all other Committee members. Because we are dedicated to creating a meaningful voice for shareholders on the Board, and because the single seat proposal to Mr. Holzhueter did not, in our opinion, achieve that result, it was mutually agreed that Mr. Holzhueter should resign from the Committee. Mr. Holzhueter seriously considered the Board's offer following his resignation from the Committee, but ultimately declined.

     We also want to reiterate that, in our view, two groups of shareholders emerged at the Special Meeting. According to public filings made by the Company, the Company's President and CEO, Lorin E. Krueger, together with W. Kirk Hankins and Kirk P, Hankins and other family members of officers and directors hold 608,907 shares of the Company's common stock (the "Management Shareholders"). The other group of shareholders is made up of all shareholders of the Company who voted in favor of the proposal made at the Special Meeting (which include the 404,800 shares beneficially owned by members of the Shareholders' Protective Committee) (the "Outside Shareholders"). As of June 25, 2001, the record date for the Special Meeting, 2,952,313 shares of Company stock were issued and outstanding. An average of 1,349,278 shares were voted at the Special Meeting against the Committee's proposal to replace the incumbent Board and an average of 1,162,076 shares were voted in favor. HOWEVER, IF A NUMBER OF THE COMPANY'S SHARES EQUAL TO THE NUMBER OF SHARES HELD BY MANAGEMENT SHAREHOLDERS IS DISREGARDED, A REASONABLE INVESTOR COULD CONCLUDE THAT THE OUTSIDE SHAREHOLDERS AS A GROUP VOTED OVERWHELMINGLY TO REPLACE THE BOARD AT THE SPECIAL MEETING.

     Some of the Outside Shareholders apparently did side with Management Shareholders. We can only assume that those shareholders were persuaded by the statements made by management. Consequently, the votes cast by those shareholders, in combination with shares voted by Management Shareholders, were sufficient to block the Committee's proposal to remove the incumbent Board EVEN THOUGH INSTITUTIONAL SHAREHOLDER SERVICES IN ITS REPORT DATED AUGUST 13, 2001 RECOMMENDED THAT WINLAND'S SHAREHOLDERS VOTE TO REPLACE THE INCUMBENT BOARD.

     In its Notice of Annual Meeting, the Company asks you to "help your Board of Directors avoid a further diversion from productive activities of the Company's resources in time and money in connection with Mr. Call's efforts to obtain Board seats for his nominees." Their most recent letter to you indicates that our efforts to participate in Company governance is a "distraction." What Mr. Krueger fails to understand is that

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our efforts are being made for the benefit of all Company shareholders. IS IT
DISRUPTIVE FOR THE SHAREHOLDERS -- THE OWNERS -- OF A COMPANY TO EXPECT APPROPRIATE LEADERSHIP? Why should a company continue to spend its capital to oppose shareholders who only seek to exercise their right to elect a board who will look after their interests?

     In his public statements, Mr. Krueger claims that the actions Dyna Technology, Inc. has taken to improve management accountability and to effect a turnaround of the Company's performance are somehow designed to benefit only Dyna Technology at the expense of all other shareholders. How can the loss of over $500,000 of Dyna Technology's investment benefit us? Every shareholder, including Management Shareholders, have shared in these losses -- yet Company management continues to receive their salaries and bonuses notwithstanding the Company's operating and stock performance.

     We want every shareholder to understand that we believe we are responsible for initiating positive changes in the Company that might otherwise not have been made had we not questioned Company policies and demanded the Special Meeting. The Company has questioned our motives and has suggested that Dyna Technology, Inc. offered to sell its shares back to the Company. Dyna Technology initiated no such offer. The offer was actually solicited by your Company president, Mr. Krueger. The conversation went something like this:

Krueger:  For what price would you sell your shares in the Company?

Call: Investing in Winland was the dumbest investment I ever made. Like every other shareholder, I would be delighted to get my money back.

Krueger:  How much is that?

Call:     About one million dollars.

     That is my recollection of the extent of the conversation. The conversation took all of ten seconds. It was never my plan to resell Dyna Technology's shares to the Company. I am simply trying to effect change in the Company. I will lose money if I sell my investment in the Company at that price. YOUR COMPANY PRESIDENT, MR. KRUEGER, RAISED THE ISSUE AND NOW SAYS THAT I ATTEMPTED TO ABUSE THE PROXY STATEMENT PROCESS FOR MY OWN PERSONAL BENEFIT!!?

     The Company issued a press release on December 4, 2001 announcing $4.2 million in revenue commitments for 2002. We are unable to determine whether this represents an increase or a decrease in sales for 2002. Can you? Even though it is not required to do so, it would have been helpful had the Company provided prior year comparisons in its press release.

     We believe that the message sent by the Company's Shareholders from the Special Meeting was that nearly half of all voting shareholders voted to replace the Board with our Committee's nominees. In our view, it seems that management thinks it should be able to ignore the results of the Special Meeting. WE SUGGEST THAT SHAREHOLDERS WOULD BE MORE PROPERLY REPRESENTED IF THE OUTSIDE SHAREHOLDERS HAD TWO DIRECTORS REPRESENTING THEIR INTERESTS AND THE MANAGEMENT SHAREHOLDERS HAD THREE. THAT IS THE PROPOSAL WE ARE MAKING AT THE ANNUAL MEETING.The Board currently consists of five members. All five seats on the Board are up for election at the Annual Meeting. At the Annual Meeting, the Committee will seek to elect Mr. Ring and Mr. Brown to the Board. Since the Committee is proposing only two nominees, three of the Company's nominees will also be selected. We are also soliciting authority from you to vote for three of the nominees being sponsored by management. If you grant us authority to vote for three of the Company's nominees, we will NOT vote for either Mr. S. Robert Dessalet or Mr. Thomas J. de Petra.

     It is important to work as expeditiously as possible to develop and implement a plan to effect a turnaround of the Company. Key elements in any turnaround plan have to be to first bring expenses in line with sales and then get out and develop new business. Any hope or dream that existing management could turn the Company around should have evaporated by now. It is in the best interest of every shareholder to effect change NOW.

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Please vote FOR the Committee's Shareholder Proposal and FOR Mr. Ring and Mr.
Brown by properly marking, signing and returning the enclosed BLUE proxy card.

Sincerely,

WINLAND SHAREHOLDERS' PROTECTIVE COMMITTEE

/s/ Ralph I. Call

Ralph I. Call
Chairman

     YOUR VOTE IS VERY IMPORTANT! RETURN THE BLUE CARD TODAY. IF YOU HAVE ANY QUESTIONS OR NEED ASSISTANCE IN VOTING YOUR SHARES, PLEASE CONTACT D.F. KING & CO. AT (800) 290-6433.

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